Exhibit 99.1
April 6, 2026

DeFi Development Corp. Appoints Former Walmart Executive and VIZIO CFO Adam Townsend to Board of Directors
BOCA RATON, FL — April 6, 2026 — DeFi Development Corp. (Nasdaq: DFDV) (the “Company” or “DeFi Dev Corp.”), the first US public company with a treasury strategy built to accumulate and compound Solana (“SOL”), today announced the appointment of Adam Townsend to its Board of Directors.

Mr. Townsend recently served as Vice President and Chief Financial Officer of VIZIO at Walmart Inc. (NYSE: WMT), where he oversaw the financial integration of the $2.3 billion VIZIO acquisition. Prior to the acquisition, he served as Chief Financial Officer and Head of HR Operations at VIZIO, where he built and scaled the company's financial infrastructure and ultimately led the company through its IPO in 2021 and sale to Walmart in 2024.

Before VIZIO, Mr. Townsend served as EVP, Chief Financial Officer and Strategy at Showtime Networks, a division of CBS Corporation. He previously held the role of Executive Vice President, Corporate Finance/Treasury and Investor Relations at CBS Corporation. Earlier in his career, Mr. Townsend spent five years at E*TRADE Financial as Managing Director where he led Investor Relations and explored global expansion and strategic partnerships across key markets. Prior to E*TRADE, Adam was an Equity Research Analyst at JPMorgan covering the early days of fintech through the emergence of online brokerage and electronic trading technologies.

"Adam is exactly the kind of operator we want at the board level as DFDV scales," said Joseph Onorati, Chief Executive Officer of DeFi Development Corp. "He has been CFO at a public company through a $2.3 billion acquisition, run treasury and investor relations at a major media conglomerate, and covered financial institutions as an equity research analyst. That combination of capital markets fluency, institutional credibility, and operational rigor is rare. As we continue building the definitive Solana treasury company, Adam's experience will be instrumental in accelerating our capital raising efforts and deepening engagement with institutional investors."

"Solana is emerging as the de facto infrastructure layer for the next generation of global finance, and DFDV has positioned itself as the best corporate steward of SOL in public markets," said Adam Townsend. "The team has built something I haven't seen before: a publicly traded company that doesn't just hold a digital asset, but actively compounds it through staking, DeFi deployment, and validator operations. Having spent my career at the intersection of corporate finance, capital allocation, and investor relations, including taking companies through transformative transactions I see a significant opportunity to help DFDV broaden its institutional shareholder base, access new pools of capital, and evaluate strategic opportunities to accelerate growth as the Digital Asset Treasury model matures. I'm excited to contribute to that next chapter."

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About DeFi Development Corp.
DeFi Development Corp. (Nasdaq: DFDV) has adopted a treasury policy under which the principal holding in its treasury reserve is allocated to SOL. Through this strategy, the Company provides investors with direct economic exposure to SOL, while also actively participating in the growth of the Solana ecosystem. In addition to holding and staking SOL, DeFi Development Corp. operates its own validator infrastructure, generating staking rewards and fees from delegated stake. The Company is also engaged across decentralized finance (DeFi) opportunities and continues to explore innovative ways to support and benefit from Solana’s expanding application layer.
The Company is also an AI-powered online platform that connects the commercial real estate industry by providing value-add services and software subscriptions to multifamily and commercial property professionals, as the Company connects the increasingly complex ecosystem that stakeholders have to manage. The Company’s data and software offerings are generally offered on a subscription basis as software as a service.

Investor Contact:
ir@defidevcorp.com

Media Contact:
press@defidevcorp.com